DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: December 13, 2007

This investor update provides Continental's guidance for the fourth quarter 2007 and the full year 2007.

Six Week Outlook

Demand throughout all regions remains strong and the pricing environment has been favorable for both leisure and business segments. The Company is comfortable with its forward bookings which are running ahead of last year. The Company continues to take advantage of revenue management opportunities, including taking action to more appropriately segment business and leisure travelers to enhance revenue.

The Company's consolidated load factor for the fourth quarter 2007 is expected to be in line with last year's record fourth quarter load factor on an estimated capacity increase of 4.7%.

Targeted Unrestricted Cash and Short Term Investments Balance
Continental anticipates ending the fourth quarter of 2007 with an unrestricted cash and short-term investments balance of between $2.7and $2.8 billion.

Cargo, Mail, and Other Revenue
Continental estimates Cargo, Mail, and Other Revenue will be between $320 and $330 million for the fourth quarter 2007.

Available Seat Miles (ASMs)	2007 Estimate Year-over-Year % Change
4th Qtr.(E)
Mainline Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated Domestic International Total Consolidated	3.6% 3.9% 14.7% 3.5% 6.1% (5.4)% 1.8% 8.9% 4.7%

For the full year 2008, Continental expects to grow its mainline capacity by approximately 2% - 3% year-over-year, with mainline domestic capacity expected to be down slightly year-over-year.

Load Factor	2007 Estimate
4th Qtr.(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	82 - 83% 78 - 79% 77 - 78% 75 - 76% 79 - 80% 77 - 78% 79 - 80%

Continental's month-to-date Consolidated load factor is updated daily and can be found on the Financial and Traffic News Releases page at continental.com in the Investor Relations section under the About Continental menu.

Pension Expense and Contributions
Through December 10, 2007, Continental has contributed a total of $336 million to its qualified defined benefit pension plans, exceeding the minimum funding requirement of $187 million during the calendar year.

Continental estimates its non-cash pension expense will be approximately $183 million for the year, which includes first, second, and third quarter non-cash settlement charges of $5 million, $7 million, and $12 million, respectively, related to lump-sum distributions from the pilot's frozen defined benefit plan. Settlement charges are also expected for the fourth quarter of 2007, but currently cannot be estimated.
Mainline Operating Statistics	2007 Estimate (cents)
4th Qtr.(E)
CASM Special Items per ASM CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	11.21 - 11.26 - 11.21 - 11.26 (3.72) 7.49 - 7.54

Consolidated Operating Statistics	2007 Estimate (cents)
4th Qtr.(E)
CASM Special Items per ASM CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	12.13 - 12.18 - 12.13 - 12.18 (3.99) 8.14 - 8.19

Profit Sharing
Based on current conditions, the Company's most recently prepared internal forecast for the full year 2007 contains an accrual for profit sharing.  There can be no assurance that the Company's forecast will approximate actual results. Generally, the profit sharing program provides for a profit sharing pool for eligible employees of 30% of the first $250 million of annual pre-tax income, 25% of the next $250 million, and 20% thereafter (with certain adjustments to pre-tax income as defined in the profit sharing program).  Profit sharing expense is accrued each quarter based on the actual cumulative profits earned year-to-date.  For more information regarding this program, please see the Company's 2006 Form 10-K.

Stock Based Compensation
Continental expects to record stock option expense of $4 million for the fourth quarter 2007 and $21 million for the full year 2007.

Continental has granted stock price based restricted stock unit ("RSU") awards and profit based RSU awards (together the "Awards") pursuant to its Long-Term Incentive and RSU Program.  Expense for each of these Awards is recognized ratably over the required service period, with changes in the price of the Company's common stock or, in the case of the profit based RSUs Awards, the payment percentage (which is tied to varying levels of cumulative profit sharing), resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations. The closing stock price of $28.15 on November 30, 2007 was used in estimating the expense impact of the Awards for the Company's 2007 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the Awards, the Company estimates that a $1 increase or decrease in the price of its common stock from November 30, 2007 will result in an increase or decrease of approximately $5 million in Wages, Salaries, and Related Costs attributable to the Awards to be recognized in the fourth quarter 2007. For more information regarding these Awards, including performance periods and how the Company accrues for the Awards, please see the Company's 2006 Form 10-K.

Fuel Gallons Consumed	2007 Estimate
4th Qtr.(E)
Mainline Regional	382 Million 77 Million
Fuel Price per Gallon (including fuel taxes and impact of hedges)	$2.48

Fuel Hedges
As of December 10, 2007, Continental had hedged approximately 32% of its projected fuel requirements for the fourth quarter using zero cost collars in heating oil with an average call price of $2.23 per gallon and an average put price of $2.06 per gallon.

For the first quarter 2008, Continental had hedged approximately 18% of its projected requirements using zero cost collars in heating oil with an average call price of $2.39 per gallon and an average put price of $2.22 per gallon.

Selected Expense Amounts	2007 Estimated Amounts ($Millions)
4th Qtr.(E)
Aircraft Rent Depreciation & Amortization Net Interest Expense	$249 $106 $50

Continental Airlines, Inc. Tax Computation
The Company does not anticipate recording any significant provision for income taxes on any book income in 2007 due to book net operating losses for which it has not previously recognized a tax benefit.  The Company does expect to record minimal tax expense and pay minimal cash taxes in 2007, mainly attributable to the federal alternative minimum tax and state and foreign taxes. The Company estimates that its effective tax rate will be less than 1% for the full year 2007.

Cash Capital Expenditures	2007 Estimate ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	$160 260 60 $480 210 $690

Non-fleet expenditures include ground service equipment, terminal enhancements, and partial payment for the right to use slots at London Heathrow Airport.

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Fourth Quarter 2007 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing and income taxes impact)
Over $77 Between $20 - $77 Under $20 Net Loss	98 98 98 98	115 110 102 98	$5 $2 -- --

Full Year 2007 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing and income taxes impact)
Over $306 Between $81 - $306 Under $81 Net Loss	97 97 97 97	115 110 101 97	$19 $8 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2006 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the Company's significant financial losses and high leverage, the significant cost of aircraft fuel, its high labor and pension costs, service interruptions at one of its hub airports, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)
Mainline	4th Qtr. Range(E)
Operating Expenses - GAAP	$ 2,855	$ 2,868
Special Items	-	-
Operating Expenses Excluding Special Items - Non-GAAP (a)	$ 2,855	$ 2,868
Aircraft Fuel & Related Taxes	(947)	(947)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (a)	$ 1,908	$ 1,921

ASMs (millions)	25,460	25,460

Mainline CASM (cents)
CASM-GAAP	11.21	11.26
Special Items	-	-
CASM Excluding Special Items - Non-GAAP (a)	11.21	11.26
Aircraft Fuel & Related Taxes per ASM	(3.72)	(3.72)
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	7.49	7.54

Consolidated (Mainline plus Regional)	4th Qtr. Range(E)
Operating Expenses - GAAP	$ 3,466	$ 3,481
Special Items	-	-
Operating Expenses Excluding Special Items - Non-GAAP (a)	$ 3,466	$ 3,481
Aircraft Fuel & Related Taxes	(1,138)	(1,138)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (a)	$ 2,328	$ 2,343

ASMs (millions)	28,575	28,575

Consolidated CASM (cents)
CASM-GAAP	12.13	12.18
Special Items	-	-
CASM Excluding Special Items - Non-GAAP (a)	12.13	12.18
Aircraft Fuel & Related Taxes per ASM	(3.99)	(3.99)
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	8.14	8.19

(a) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(b) Cost per available seat mile excluding fuel, related taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond Continental's control.